Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters 4 World Financial Center New York, New York 10080

Release date: November 14, 2007

For information contact: Media Relations: Jason H. Wright (212) 449-3535 Jason_wright@ml.com

Investor Relations: Sara Furber (866) 607-1234 Investor_Relations@ml.com
JOHN A. THAIN NAMED
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
OF MERRILL LYNCH
          NEW YORK, November 14, 2007 — Merrill Lynch & Co., Inc., (NYSE: MER) today announced that John A. Thain, Chief Executive Officer, Director and Member of Management Committee of NYSE Euronext, Inc. and former President and Chief Operating Officer of Goldman Sachs Group, has been appointed Chairman and Chief Executive Officer of Merrill Lynch effective December 1, 2007.
          Alberto Cribiore, Merrill Lynch’s Interim Non-Executive Chairman and Chairman of the Company’s Search Committee commented, “John Thain is the right person to become the new Chairman and CEO of Merrill Lynch. He brings unparalleled leadership experience and knowledge of the complexities of global capital markets as well as the skills required to operate a large financial services company. John will be adept at balancing the focus on risk management and controls while taking the steps necessary to ensure the Company evolves and grows. He understands both the Company’s challenges, and as his track record shows, he appreciates the value associated with the Merrill global brand. We are delighted to welcome him aboard.”

          Cribiore continued, “On behalf of the Board of Directors, I want to sincerely thank all of our people for their continued focus and commitment to our company during this interim period.”
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          Mr. Thain said, “I am excited and honored to have the opportunity to lead such an outstanding organization. Merrill Lynch is a leader in global wealth management, investment banking and sales and trading. I look forward to working with an incredibly talented group of people with a terrific brand and reputation. I am certain that together we can continue to grow Merrill’s global business and add value to our customers and our shareholders.”
          Mr. Thain, 52, joined the NYSE on January 15, 2004, serving as Chief Executive Officer and a Director. Prior to joining the NYSE, he served as president and chief operating officer of Goldman Sachs Group, Inc. since July 2003 and was previously president and co-chief operating officer from May 1999 through June 2003; he had been a director since 1998. He was president and co-chief operating officer of The Goldman Sachs Group, L.P. in 1999. From 1994 to 1999, he served as chief financial officer and head of operations, technology and finance. From 1995 to 1997, he was also co-chief executive officer for European operations.
          Mr. Thain is a member of The MIT Corporation, the Dean’s Advisory Council — MIT/Sloan School of Management, INSEAD — U.S. National Advisory Board, the James Madison Council of the Library of Congress and the Federal Reserve Bank of New York’s International Capital Markets Advisory Committee. He is also a member of the Board of Managers of The New York Botanical Garden, a member of the Board of Directors of the French-American Foundation, a trustee of New York-Presbyterian Hospital and a General Trustee of Howard University.
          Mr. Thain received an MBA from Harvard University in 1979, and a B.S. degree from Massachusetts Institute of Technology in 1977.

About Merrill Lynch
          Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 38 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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